UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 19, 2011

OWENS-ILLINOIS GROUP, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	33-13061	34-1559348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Michael Owens Way Perrysburg, Ohio	43551-2999
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (567) 336-5000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

On May 19, 2011, Owens-Illinois Group, Inc. (the “Registrant”) and certain of its direct and indirect subsidiaries entered into a Credit Agreement and Syndicated Facility Agreement with Deutsche Bank AG, New York Branch, as Administrative Agent, Owens-Illinois General Inc., as Borrowers’ Agent and the other Agents, Arrangers and Lenders named therein (the “Credit Agreement”). The Credit Agreement provides for up to approximately $2.0 billion of borrowings pursuant to term loans and revolving credit facilities. The term loans mature, and the revolving credit facilities terminate, in May 2016.  Borrowings under the Credit Agreement are secured by certain collateral of the Registrant and certain of its subsidiaries.

The Credit Agreement contains various covenants that restrict, among other things and subject to certain exceptions, the ability of the Registrant to incur certain liens, make certain investments, become liable under contingent obligations in certain defined instances only, make restricted junior payments, make certain asset sales within guidelines and limits, engage in material transactions with shareholders and affiliates, participate in sale and leaseback financing arrangements, alter its fundamental business, and amend certain debt obligations.

The Credit Agreement also contains one financial maintenance covenant, a Leverage Ratio, that requires the Registrant not to exceed a ratio calculated by dividing consolidated total debt, less cash and cash equivalents, by Consolidated Adjusted EBITDA, as defined in the Credit Agreement. The Leverage Ratio could restrict the ability of the Registrant to undertake additional financing or acquisitions to the extent that such financing or acquisitions would cause the Leverage Ratio to exceed the specified maximum.

Failure to comply with these covenants and restrictions could result in an event of default under the Credit Agreement. In such an event, the Registrant could not request borrowings under the revolving facility, and all amounts outstanding under the Credit Agreement, together with accrued interest, could then be declared immediately due and payable. If an event of default occurs under the Credit Agreement and the lenders cause all of the outstanding debt obligations under the Credit Agreement to become due and payable, this would result in a default under a number of other outstanding debt securities and could lead to an acceleration of obligations related to these debt securities.

The Leverage Ratio also determines pricing under the Credit Agreement. The interest rate on borrowings under the Credit Agreement is, at the Registrant’s option, the Base Rate or the Eurocurrency Rate, as defined in the Credit Agreement, plus an applicable margin. The applicable margin is linked to the Leverage Ratio. The margins range from 1.25% to 2.00% for Eurocurrency Rate loans and from 0.25% to 1.00% for Base Rate loans. In addition, a commitment fee is payable on the unused revolving credit facility commitments ranging from 0.25% to 0.50% per annum linked to the Leverage Ratio.

Certain lenders under the Credit Agreement are party to the credit agreement dated as of June 14, 2006 (the “2006 Credit Agreement”), by and among the Borrowers named therein, Owens-Illinois General, Inc., as Borrowers’ agent, Deutsche Bank AG, New York Branch, as Administrative Agent, and the other Agents, Arrangers and Lenders named therein.  The Registrant used a portion of the proceeds of the borrowings from the Credit Agreement to repay the outstanding loans and related fees and expenses in connection with the termination of the 2006 Credit Agreement.

The foregoing description in this Current Report of the Credit Agreement is not intended to be a complete description of the Credit Agreement and related documents. The description is qualified in its entirety by the full text of the documents which are attached as exhibits to and incorporated by reference in this Current Report.

Item 2.03           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 7.01    Regulation FD Disclosure.

On May 23, 2011, Owens-Illinois, Inc., the direct parent of the Registrant, issued a press release announcing the Credit Agreement. A copy of the press release is attached as Exhibit 99.1.

Item 8.01    Other Events.

On May 20, 2011, Owens-Brockway Glass Container Inc., an indirect wholly owned subsidiary of the Registrant,  delivered a Notice of Redemption calling for redemption on May 31, 2011 of its $400 million aggregate principal amount of U.S. dollar denominated 6.75% Senior Notes due 2014 (the “Redemption”).

The Registrant will use the borrowings from the Credit Agreement to fund the Redemption and repay the 2006 Credit Agreement.

Item 9.01    Financial Statements and Exhibits.

(d)   The following exhibits are filed with this report:

Exhibit No.	Description

4.1

Credit Agreement, dated as of May 19, 2011, by and among the Borrowers named therein, Owens-Illinois General, Inc., as Borrower’s agent, Deutsche Bank AG, New York Branch, as Administrative Agent, and the other Agents, Arrangers and Lenders named therein.

4.2

Third Amended and Restated Intercreditor Agreement, dated as of May 19, 2011, by and among Deutsche Bank AG, New York Branch, as Administrative Agent for the lenders party to the Credit Agreement (as defined therein) and Deutsche Bank Trust Company Americas, as Collateral Agent (as defined therein) and any other parties thereto.

4.3

Third Amended and Restated Pledge Agreement, dated as of May 19, 2011, between Owens-Illinois Group, Inc., Owens-Brockway Packaging, Inc., and Deutsche Bank Trust Company Americas, as Collateral Agent (as defined therein) and any other parties thereto.

4.4

Security Agreement, dated as of May 19, 2011, between Owens-Illinois Group, Inc., each of the direct and indirect subsidiaries of Owens-Illinois Group, Inc. signatory thereto, and Deutsche Bank Trust Company Americas, as Collateral Agent (as defined therein).

99.1	Press release dated May 23, 2011 of Owens-Illinois, Inc. announcing the Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWENS-ILLINOIS GROUP, INC.

Date: May 23, 2011	By:	/s/ Edward C. White
		Name:	Edward C. White
		Title:	President and Chief Financial Officer